 Exhibit 10.21

AEGIS CAPITAL CORP.
810 Seventh Avenue – 18th Floor
New York, New York 10019
Tel (212) 813-1010 / Fax (212) 813-1048

August 8, 2016

Adgero Biopharmaceutical Holdings, Inc.
301 N. Harrison St., Suite 9F #459
Princeton, NJ 08540
Attention: Frank Pilkiewicz, Chief Executive Officer

Gentlemen:

This letter agreement (the “Agreement”) confirms the engagement of Aegis Capital Corp. (“Aegis” or the “Placement Agent”) by Adgero Biopharmaceutical Holdings, Inc., a Delaware corporation (the “Company”), to act as exclusive placement agent to the Company in connection with a proposed offering (the “Offering”) of up to a maximum of 200,000 units (“Units”) of its securities in the amount of $1,000,000 (“Maximum Amount”), and up to an aggregate amount of 200,000 additional Units in the amount of $1,000,000 to cover over-allotments, if any (the “Over-Allotment Amount”). Each Unit shall consist of (i) one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and (ii) one warrant to purchase one share of Common Stock, for a five year period at an initial exercise price of $5.00 per share (each a “Warrant”). The purchase price for the Units will be $5.00 per Unit. The Offering shall be made in accordance with the exemption from the registration requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Act”) provided by Regulation D under the Act (“Regulation D”) and the qualification and registration requirements of applicable state and foreign securities or blue sky laws and regulations pursuant to a subscription agreement, along with certain disclosure materials about the Company (such agreement and related disclosure materials, collectively, the “Disclosure Materials”). Investors in the Offering will be persons who qualify as “accredited investors” under Regulation D.

1. Engagement. The Company hereby engages Aegis during the Offering Period (as defined below) as its exclusive Placement Agent with respect to this Offering. In its capacity as Placement Agent, Aegis will provide the Company with financial advice and assistance in connection with the Offering, which may include assisting the Company in planning the Offering, working with the Company in identifying potential investors, and using Aegis’s reasonable efforts to assist in arranging sales of the Units to investors. Placement of the Units by the Placement Agent will be made on a “reasonable efforts,” “no minimum” basis. All documents to be used in the Offering, including, without limitation, the Disclosure Materials, will be reviewed by, and subject to the approval of, Aegis and its counsel, prior to their use in making offers or sales of the Units. The Company will be responsible for updating, amending and supplementing the Disclosure Materials prior to any Closing (as defined below) of the Offering as required by applicable laws. The Company represents and agrees that it will not during the Offering Period (as defined below), directly or indirectly, offer any of the Units for sale to, or solicit any offers to buy from, any person or persons otherwise than through Aegis as its exclusive Placement Agent in connection with the Offering. The Company will furnish to Aegis all documents and information regarding the Company and its business, operations, financial matters and shareholders that Aegis may reasonably request in connection with its services hereunder.

2. Agent Compensation. In connection with the Offering, Aegis will be paid a cash fee (the “Placement Fee”) equal to ten percent (10%) of the gross proceeds raised from the sale of Units in the Offering solely from investors which Aegis introduces to the Company. The Placement Fee shall be immediately paid by the Company to Aegis at each Closing of the Offering.  In addition, the Placement Agent shall receive warrants exercisable for that number of shares of Common Stock equaling 10% of the number of shares of Common Stock (i) included in the Units at an exercise price of $5.00 per share and (ii) issuable upon exercise of the Warrants at an exercise price of $5.00 per share (“PA Warrants”). The PA Warrants shall be exercisable until the date that is five (5) years after the First Closing (as defined below) of the Offering, shall contain immediate cashless exercise provisions, shall not be callable by the Company and otherwise contain the same terms as the Warrants sold in the Offering . The PA Warrants will be in such authorized denominations and will be registered in such names as the Placement Agent shall request in an instruction letter (the “Agent Warrant Instruction Letter”) to be delivered to the Company following the Final Closing and the Company shall deliver such PA Warrants to the Placement Agent within ten (10) business days following the delivery of the Agent Warrant Instruction Letter. The Company shall also pay and issue to the Placement Agent the compensation calculated above if any person or entity contacted by the Placement Agent and provided with the Disclosure Materials during the Offering Period (other than shareholders of Adgero Biopharmaceuticals, Inc. prior to January 11, 2016) and with whom the Placement Agent has discussions regarding a potential investment in the Offering, invests in the Company (other than through open market purchases or securities purchased in any underwritten public offering) and irrespective of whether such potential investor purchased Units in the Offering (the “Tail Investors”) at any time prior to the earlier of the date that is eighteen (18) months after July 29, 2016 (the “Tail Period”), whichever is applicable; provided, however, that the Tail Period shall be reduced to twelve (12) months after July 29, 2016 in the event that Adam K. Stern is no longer employed by the Placement Agent at any time during the Tail Period. The names of Tail Investors shall be provided in writing by the Placement Agent to the Company upon written request within 10 days following the Termination Date or the Final Closing, as the case may be (the “Tail Investor List”); provided, that such Tail Investor List shall include persons or entities that actually received a copy of the Disclosure Materials. The Company acknowledges and agrees that the Tail Investor List is proprietary to the Placement Agent, shall be maintained in strict confidence by the Company and those persons/entities on such list shall not be contacted by the Company without the Placement Agent’s prior written consent; provided, however, that such restrictions shall not apply to ordinary course stockholder communications by the Company to its stockholders, including those Tail Investors that are stockholders of the Company

                             3. Expenses. The Company shall bear all of its own expenses in connection with the Offering, including but not limited to, its legal fees, accounting fees and other related costs of the Offering. In addition, the Company will pay Aegis a non-accountable expense allowance of 3% of the gross proceeds of the Offering, to be paid at each Closing, to cover its own legal fees and other related costs of the Offering (“Expense Allowance”).

4. Offering Period; Escrow.

           (a) The Units will be offered commencing on the date of the definitive Disclosure Materials until August 31, 2016, unless extended by the Company and the Placement Agent in writing to a date no later than September 9, 2016, or terminated earlier as provided herein (the “Offering Period”). The date on which the Offering Period shall terminate shall be referred to as the “Termination Date.”

          (b) All funds for subscriptions received from the Offering will be promptly forwarded by the Placement Agent or the Company, if received by it, deposited into, a non-interest bearing escrow account (the “Escrow Account”) established for such purpose with Signature Bank (the “Escrow Agent”). All such funds for subscriptions will be held in the Escrow Account pursuant to the terms of an Escrow Deposit Agreement among the Company, the Placement Agent and the Escrow Agent. The Company will pay all fees related to the establishment and maintenance of the Escrow Account. The Company will either accept or reject, for any or no reason, the subscription documents in a timely fashion and at each Closing the Company will countersign the subscription documents and provide duplicate copies of such documents to the Placement Agent for distribution to the subscribers. The Placement Agent on the Company’s behalf, will promptly return to subscribers incomplete, improperly completed, improperly executed and rejected subscriptions. If subscriptions have been accepted prior to the Termination Date, in amounts deemed sufficient to hold a closing at the discretion of the Company and the Placement Agent and such funds have been collected by the Escrow Agent and all of the conditions set forth elsewhere in this Agreement are fulfilled, a closing shall be held promptly with respect to Units sold (the “First Closing”). Subsequent closings (together with the First Closing, each a “Closing”) may from time to time be conducted at times mutually agreed to between the Placement Agent and the Company with respect to additional Units sold, with the final closing (“Final Closing”) to be held on or prior to the earlier of the Termination Date and the date on which the Maximum Amount has been subscribed for, provided that any subsequent Closing will only occur in the event subscriptions have been accepted and funds totaling amounts deemed sufficient by the Placement Agent and the Company have been collected by the Escrow Agent. The date of any Closing is hereinafter referred to as a “Closing Date.” Delivery of payment for the accepted subscriptions for Units from the funds held in the Escrow Account will be made at each Closing against delivery of the securities comprising the Units by the Company, net of amounts due to the Placement Agent as of such Closing. Original securities comprising Units will be in such authorized denominations and registered in such names as the Placement Agent may request on or before the Closing Date.

5. Further Representations and Covenants of the Company.

(a) The Company represents and agrees that (i) it has the corporate power and authority to enter into and perform this Agreement and all corporate action necessary for the authorization, execution, delivery and performance of this Agreement has been taken, (ii) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, (iii) the execution and performance of this Agreement by the Company and the offer and sale of the Units in the Offering will not violate any provision of the Company’s charter or bylaws or conflict with any agreement or other instrument to which the Company is a party or by which it is bound and (iv) any necessary approvals, governmental and private, will be obtained by the Company before the closing of the Offering.

(b) The Company represents and warrants that the Disclosure Materials will not as of the date of the offer or sale of the Units or the closing date of any such sale, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made not misleading. The Company will advise Aegis immediately of the occurrence of any event or any other change known to the Company prior to the Termination Date which results in the Disclosure Materials containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstance under which they were made, not misleading. Aegis agrees to cease providing the Disclosure Materials to prospective purchasers of the Units promptly upon receiving any notice of an inaccuracy or omission in the Disclosure Materials, until such time as the Company provides it with the supplement or amendment correcting such.

(c) The Company represents, warrants and agrees that it has not, as of the date hereof, engaged the services of any other broker, agent, advisor or finder in connection with any of the services contemplated herein.

(d) The Company agrees to provide Aegis with due diligence materials upon request. Upon written consent of the Company, Aegis may provide copies of due diligence materials to investors in the Offering, if requested.

(e) The Company will file appropriate notices on Form D with the SEC and shall promptly thereafter forward to the Placement Agent, any and all reports on Form D as are required. The Blue Sky filings shall be prepared by the Company’s counsel at the Company’s expense.

(f) For the benefit of Aegis, the Company and its wholly-owned subsidiary, Adgero Biopharmaceuticals, Inc., hereby incorporate by reference all of their representations and warranties as set forth in Sections 2 and 2A of that certain Placement Agency Agreement, dated January 11, 2016, by and among the Company, Adgero Biopharmaceuticals, Inc. and Aegis (the “PAA”), with the same force and effect as if specifically set forth herein.

6. Further Representations and Covenants of the Placement Agent. For the benefit of the Company, Aegis hereby incorporates by reference all of its representations and warranties as set forth in Section 2B of the PAA, with the same force and effect as if specifically set forth herein.

7.Indemnification. The Company agrees to indemnify and hold harmless Aegis in accordance with the agreement set forth on Exhibit A attached hereto, the terms of which are specifically incorporated herein by reference.

            8. Conditions of Placement Agent’s Obligations. The obligations of the Placement Agent hereunder are subject to the fulfillment, at or before each Closing, of the following additional conditions:

            (a) Each of the representations and warranties of the Company qualified as to materiality shall be true and correct at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date, and the representations and warranties of the Company not qualified as to materiality shall be true and correct in all material respects at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date.

               (b) The Company shall have performed and complied in all material respects with all agreements, covenants and conditions required to be performed by, and complied with, it under the Transaction Documents (as defined below) at or before the applicable Closing.

               (c) No order suspending the use of the Disclosure Materials or enjoining the offering or sale of the Units shall have been issued, and no proceedings for that purpose or a similar purpose shall have been initiated or pending, or, to the best of the Company’s knowledge, are contemplated or threatened.

               (d) No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

                (e) The Placement Agent shall have received a certificate of the Chief Executive Officer of the Company, dated as of each Closing Date, certifying, in such detail as Placement Agent may reasonably request, as to the fulfillment of the conditions set forth in paragraphs (a), (b), (c) and (d) above.

                (f) The Company shall have delivered to the Placement Agent: (i) at the First Closing a currently dated good standing certificate from the secretary of state of its jurisdiction of incorporation and each jurisdiction in which the Company is qualified to do business as a foreign corporation, and (ii) at the First Closing, certified resolutions of the Company’s Board of Directors approving this Agreement and the transaction and related documents set forth in the Disclosure Materials (“Transaction Documents”), and the transactions and agreements contemplated by this Agreement.

                (g) At each Closing, the Company shall pay and deliver to the Placement Agent the applicable Placement Fee and Expense Allowance.

                (h) At each Closing, there shall have been delivered to the Placement Agent a signed opinion of Lowenstein Sandler LLP, counsel to the Company, dated as of the Closing Date, containing opinions substantially similar to those provided Aegis, pursuant to the terms of the PAA, in the Company’s prior private placement of securities which terminated on July 29, 2016.

               (i) All proceedings taken at or prior to the Closing in connection with the authorization, issuance and sale of the Units and the PA Warrants will be reasonably satisfactory in form and substance to the Placement Agent and its counsel, and such counsel shall have been furnished with all such documents, certificates and opinions as it may reasonably request upon reasonable prior notice in connection with the transactions contemplated hereby.

9. Conditions of Company’s Obligations. The obligations of Company hereunder are subject to the fulfillment, at or before each Closing, of the following additional conditions:

                (a) Each of the representations and warranties made by the Placement Agent shall be true and correct at all times prior to and on each Closing Date.

                (b) The Placement Agent shall have performed and complied in all material respects with all agreements, covenants and conditions required to be performed and complied with by it at or before the applicable Closing.

                (c) The Company shall have received a certificate of an officer of the Placement Agent, dated as of each Closing Date, certifying, in such detail as Company may reasonably request, as to the fulfillment of the conditions set forth in subparagraphs (a) and (b) above.

            10. Termination. This Agreement shall terminate if a Closing does not take place on or before the third (3rd) calendar day following the Termination Date or as soon thereafter as the funds received from subscriptions have cleared the banking system in the normal course of business. Either the Placement Agent or the Company may terminate the Offering in its sole discretion before any Closing upon written notice. The Company shall promptly pay to the Placement Agent the amount of the Placement Agent’s actual out-of-pocket expenses (including fees and disbursements of legal counsel) not to exceed $12,500 in the event the termination occurs prior to the First Closing upon presentation of documentation demonstrating that such expenses have actually been incurred if termination is based on any of the following: (i) the Company terminates the Offering during the Offering Period for any reason other than the Placement Agent’s fraud, willful misconduct or gross negligence or material breach of this Agreement; or (ii) the Placement Agent terminates the Offering during the Offering Period because (a) the Company has not performed any obligation under this Agreement or any representation or warranty under this Agreement is inaccurate in any material respect, (b) there has been, since the respective dates as of which information is given in the Transaction Documents, any material adverse change in the condition, financial or otherwise, of the Company, or in the properties or the earnings, business affairs or business prospects of the Company, whether or not arising in the ordinary course of business, (c) there shall have occurred any material adverse change in the financial markets in the United States or any outbreak or escalation of hostilities or other national or international calamity or crisis the effect of which is such as to make it, in the judgment of the Placement Agent, impracticable to market the securities or enforce contracts for the sale of the Units, or (d) facts have come to the Placement Agent’s attention that cause the Placement Agent to believe that the Disclosure Materials contain an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances then existing, not misleading. Upon termination, all subscription documents and payment for the Units shall be returned to the respective subscribers, without interest or deduction.

11. Miscellaneous.

(a) Governing Law; Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of New York, without giving effect to principles of conflict of laws. The parties agree that any dispute, claim or controversy directly or indirectly relating to or arising out of this Agreement, the termination or validity hereof, any alleged breach of this Agreement or the engagement contemplated hereby (any of the foregoing, a “Claim”) shall be submitted to the Judicial Arbitration and Mediation Services, Inc (“JAMS”), or its successor, in New York, for final and binding arbitration in front of a panel of three arbitrators with JAMS in New York, New York under the JAMS Comprehensive Arbitration Rules and Procedures (with each of Aegis and the Company choosing one arbitrator, and the chosen arbitrators choosing the third arbitrator).  The arbitrators shall, in their award, allocate all of the costs of the arbitration, including the fees of the arbitrators and the reasonable attorneys’ fees of the prevailing party, against the party who did not prevail. The award in the arbitration shall be final and binding. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sec.1-16, and the judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.  The Company and Aegis agree and consent to personal jurisdiction, service of process and venue in any federal or state court within the State and County of New York in connection with any action brought to enforce an award in arbitration.

(b) Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered personally, or the date mailed if mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address which shall be effective upon receipt) or sent by facsimile transmission, with confirmation received, or sent by electronic mail, on the date sent, if sent to the Placement Agent, will be mailed, delivered or telefaxed and confirmed to Aegis Capital Corp., 810 Seventh Ave, 11th Floor, New York, New York 10019, Attention: Adam K. Stern, telefax number [●], [●], with a copy (which shall not constitute notice) to: Littman Krooks LLP, 655 Third Avenue, 20th floor, New York, NY 10017 Attention: Steven Uslaner, Esq., telefax number (212) 490-2990, suslaner@littmankrooks.com, if sent to the Company, will be mailed, delivered or telefaxed and confirmed to Adgero Biopharmaceuticals, Inc., 301 N. Harrison St., Suite 9F #459, Princeton, NJ 08540, Attention: Frank Pilkiewicz, CEO, frankgpilkiewicz@comcast.net with a copy (which shall not constitute notice) to: Lowenstein Sandler LLP, 1251 Avenue of the Americas, New York, NY 10020, Attn: Steven M. Skolnick, Esq., telefax number (973) 597 2477.

(c) Entire Agreement; Binding Effect. This Agreement constitutes the entire agreement between the Company and Aegis with respect to the subject matter hereof and supersedes and cancels any other agreements, oral or written, with respect thereto. This Agreement may not be assigned by either party without the prior written consent of the other party. This Agreement shall be binding on the parties and their respective successors and permitted assigns.

(d) No Commitment. The execution of this Agreement does not constitute a commitment by Aegis or the Company to consummate any transaction contemplated hereunder and does not ensure the successful placement of securities of the Company or the success of Aegis with respect to securing any financing on behalf of the Company. No promises or representations have been made except as expressly set forth in this Agreement and the parties have not relied on any promises or representations except as expressly set forth in this Agreement.

(e) Confidentiality. All material non-public information that has been or is given to Aegis concerning the Company will be used by Aegis solely in the course of the performance of its services hereunder and will be treated as strictly confidential by Aegis except (a) for disclosure of such information to its officers, employees and retained professionals as necessary in order to perform its services hereunder, who shall maintain such information in strict confidence, (b) as such information becomes publicly available through no fault of Aegis in violation of the terms hereof or (c) as otherwise required by law or judicial or regulatory process (provided that Aegis will give the Company prior written notice of any such required disclosure). Aegis shall not distribute or use non-public information without the Company’s written consent. Aegis’s confidentiality and non-use obligations under this Agreement shall survive the termination of this Agreement for a period of two (2) years.

(f) Severability. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, then such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. No material provision of this Agreement shall be deemed waived and no breach excused, unless such waiver or consent excusing the breach shall be in writing and signed by the party to be charged with such waiver or consent.

(g) Independent Contractor. In carrying out its responsibilities under this letter, the parties agree that Aegis shall be an independent contractor with complete supervision and control over its own activities, and shall have no right or authority to assume or create any obligation on behalf of the Company and Aegis’s engagement by the Company shall not create any partnership, joint venture or similar business relationship between the Company and Aegis. Aegis shall have no restrictions on its ability to provide services to companies other than the Company, except as stated herein. Aegis shall be under no obligation hereunder to make an independent appraisal of assets or investigation or inquiry as to any information regarding, or any representations of, the Company and shall have no liability hereunder in regard thereto.

(h) Advice Given; Public Announcements. The Company agrees that all advice given by Aegis in connection with its engagement hereunder is for the benefit and use of the Company in considering the Offering to which such advice relates, and the Company agrees that no such advice shall be used for any other purpose or, except as required by law, be disclosed, reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to Aegis be made by or on behalf of the Company, in each case without Aegis’s prior written consent, which consent shall not be unreasonably withheld.

(i) Non Contravention. During the Offering Period, the Company shall not negotiate, enter into or attempt to negotiate or enter into any agreement, covenant or understanding, written or oral, with any other person or entity, directly or indirectly, that could in any manner be construed to be inconsistent with this agreement or could undermine any of the rights or interests of Aegis, in, under or in respect of this Agreement and agrees not to interfere with, circumvent, frustrate or otherwise impede in any manner the realization by Aegis of any of the objectives it seeks or benefits derived, or to be derived, from any of the foregoing. Notwithstanding the foregoing, it is agreed and understood that the Company will be permitted to solicit current and prospective investors to invest in the Offering.

(k) Limitation of Liability. Except for gross negligence or willful misconduct, the liability of Aegis pursuant to this Agreement shall be limited to the aggregate Placement Fee received by Aegis hereunder, if any, which shall not include any liability for incidental, consequential or punitive damages.

(l) Survival. The obligations of the parties to pay any costs and expenses hereunder and to provide indemnification pursuant to Section 7 shall survive any termination or completion/expiration of the Offering. The respective indemnities, agreements, representations, warranties and other statements of the Company or the Placement Agent set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of, and regardless of any access to information by, the Company or the Placement Agent, or any of their officers or directors or any controlling person thereof, and will survive the sale of the Units. In addition, the provisions of Section 2 respecting the Company’s obligations to the Placement Agent during the Tail Period and Section 11 hereto shall also survive the termination or completion/expiration of this Offering.

(m) Counterparts. This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[SIGNATURE PAGE FOLLOWS]

 Please confirm your agreement to the foregoing below whereupon this letter shall constitute a binding agreement between us.

Very truly yours,

AEGIS CAPITAL CORP.

By: /S/Adam Stern
Name: Adam Stern
Title: Head of Private Equity Banking

Confirmed and agreed to
as of the date set forth above:

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.

By:/S/ Frank G. Pilkiewicz
 Name:  Frank G. Pilkiewicz
Title: Chief Executive Officer

With respect to Section 5(f) only:

ADGERO BIOPHARMACEUTICALS, INC.

By: /S/ Frank G. Pilkiewicz
 Name:  Frank G. Pilkiewicz
Title: Chief Executive Officer

EXHIBIT A

August 8, 2016

Aegis Capital Corp.
810 Seventh Avenue -11th floor
New York, NY 10019

Gentlemen:

In connection with our engagement of Aegis Capital ("Aegis") as our placement agent, we hereby agree to indemnify and hold harmless Aegis and its affiliates, and the respective controlling persons, directors, officers, shareholders, agents (including sub-agents) and employees of any of the foregoing (collectively the "Indemnified Persons"), from and against any and all claims, actions, suits, proceedings, damages, liabilities and related expenses (including the reasonable fees and expenses of counsel) incurred by any of them (collectively a "Claim"), which relate to or arise in any manner out of any transaction, financing, or any other matter (collectively, the "Matters") contemplated by the engagement letter of which this Exhibit A forms a part and the performance by Aegis of the services contemplated thereby, and will promptly reimburse each Indemnified Person for all reasonable expenses (including reasonable fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party. We will not, however, be responsible to any Indemnified Person for any Claim which is finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of any Indemnified Person.

We also agree that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to us related to, arising out of, or in connection with, any Matters, the engagement of Aegis pursuant to, or the performance by Aegis of the services contemplated by, our engagement letter, except to the extent any loss, claim, damage or liability if found in a final judgment by a court of competent jurisdiction to have resulted primarily from Aegis’s gross negligence or willful misconduct.

We further agree that we will not, without the prior written consent of Aegis, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person hereunder from any and all liability arising out of such Claim.

Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify us in writing of such complaint or of such assertion or institution but failure to so notify us shall not relieve us from any obligation we may have hereunder, unless and only to the extent such failure results in the actual material harm to us or materially prejudices our ability to defend such Claim on behalf of such Indemnified Person. If we so elect or are requested by such Indemnified Person, we will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably concludes (based upon advice of counsel to the Indemnified Person) and provides written correspondence to us, that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and us, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to us, then such Indemnified Person may employ its own separate counsel to represent or defend it in any such Claim and we shall pay the reasonable fees and expenses of such counsel; provided, however, that in no event shall we be required to pay fees, disbursements and other charges of separate counsel for more than one firm of attorneys representing all Indemnified Persons unless the defense of one Indemnified Person is unique or separate from that of another Indemnified Person subject to the same claim or action and such Indemnified Person provides written notice to us of such circumstance (based upon advice of the counsel to the Indemnified Person). Notwithstanding anything herein to the contrary, if we fail timely or diligently to defend, contest, or otherwise protect against any Claim, the Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert cross claims or counterclaims or otherwise protect against the same, and shall be fully indemnified by us therefore, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof. In any Claim in which we assume the defense, the Indemnified Person shall have the right to participate in such Claim and to retain its own counsel at its own expense.

We agree that if any indemnity sought by an Indemnified Person hereunder is unavailable for any reason then (whether or not Aegis is the Indemnified Person), we and Aegis shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to us, on the one hand, and Aegis on the other, in connection with Aegis 's engagement referred to above, subject to the limitation that in no event shall the amount of Aegis 's contribution to such Claim exceed the amount of fees actually received by Aegis from us pursuant to Aegis 's engagement. We hereby agree that the relative benefits to us, on the one hand, and Aegis on the other, with respect to Aegis' engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by us pursuant to the Offering for which Aegis is engaged to render services bears to (b) the fee paid or proposed to be paid to Aegis in connection with such engagement.

Our indemnity, reimbursement and contribution obligations under this Agreement shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity.

The provisions of this agreement shall remain in full force and effect following the completion or termination of Aegis's engagement.

Very truly yours,

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.

By: /S/ Frank G. Pilkiewicz
               Name:  Frank G. Pilkiewicz
Title: Chief Executive Officer

AEGIS CAPITAL CORP.

By: /S/Adam Stern
      Name: Adam Stern
      Title: Head of Private Equity Banking